Exhibit (J) under Form N-1A
                                               Exhibit 23 under Item 601/Reg.S-K



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 31 to Registration Statement No. 33-36729 on Form N-1A of our report dated October 13, 2000 relating to the financial statements of Federated Municipal Securities Income Trust (including Federated Michigan Intermediate Municipal Trust, Federated California Municipal Income Fund, Federated Pennsylvania Municipal Income Fund, Federated Ohio Municipal Income Fund, Federated New York Municipal Income Fund and Federated North Carolina Municipal Income Fund) appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the heading "Financial Highlights" in such Prospectus.

Boston, Massachusetts
October 23, 2000